EXHIBIT 23(a)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Applied Industrial Technologies, Inc. (the “Company”) on Form S-8 of our reports relating to the financial statements of the Company and management’s report on the effectiveness of internal control over financial reporting dated August 18, 2006, appearing in and incorporated by reference in the Annual Report on Form 10-K of Applied Industrial Technologies, Inc. for the year ended June 30, 2006. Our report relating to the consolidated financial statements of the Company includes an explanatory paragraph concerning the adoption of the new accounting standard effective July 1, 2005.
/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
October 13, 2006